Exhibit 99.1

Kulicke & Soffa Pte Ltd 23A Serangoon North Avenue 5 #01-01 K&S Corporate Headquarters Singapore 554369
+65-6880-9600 main +65-6880-9580 fax www.kns.com
Co. Regn. No. 199902120H

Kulicke & Soffa Appoints Peter T. Kong to its Board of Directors

SINGAPORE - February 18, 2014 --(BUSINESS WIRE)-- Kulicke and Soffa Industries, Inc. (NASDAQ: KLIC) ("Kulicke & Soffa", "K&S" or the "Company") today announced the appointment of Peter T. Kong to its Board of Directors.

For the past 8 years, Mr. Kong was an executive at Arrow Electronics, Inc. (NYSE:ARW) a global provider of products, services and solutions to industrial and commercial users of electronic components. Mr. Kong served as President of the Global Components Business from May 2009 to December 2013; Corporate Vice President since April 2006; and President of Arrow Asia and Pacific from April 2006 to May 2009. Before Arrow, he served as the President of Asia Pacific Operations at Lear Corp from 1998 to 2006. Mr. Kong has also held leadership roles with MAPS International, Magna International, Inc., Domtar, Inc., and Esso Chemicals. He has been a Director at Ferro Corp. (NYSE:FOE) since April 2012.

Mr. Kong holds a master’s degree in Business Administration from the University of Toronto, a master’s degree in Chemical Engineering from the University of Wisconsin, and a bachelor’s degree in Chemical Engineering from Washington State University.

MacDonell Roehm, Chairman of the K&S Board of Directors, said, “Peter brings a wealth of technology and business expertise that will be extremely valuable to our board and the Company.”

Mr. Kong said, “I am excited to join the K&S Board of Directors and work with this exceptional team. K&S is in prime position to participate in broad global trends including the adoption of the 'Internet of Things'. I look forward to sharing my experiences and contributing to the future direction and growth of this global leader.”

About Kulicke & Soffa

Kulicke & Soffa (NASDAQ: KLIC) is a global leader in the design and manufacture of semiconductor and LED assembly equipment.  As a pioneer in this industry, K&S has provided customers with market leading packaging solutions for decades.  In recent years, K&S has expanded its product offerings through strategic acquisitions, adding wedge bonding and a broader range of expendable tools to its core ball bonding products.  Combined with its extensive expertise in process technology, K&S is well positioned to help customers meet the challenges of assembling the next-generation semiconductor and LED devices. (www.kns.com)

Contacts: Kulicke & Soffa Industries, Inc. Sheila Frese Public Relations P: +1-949-660-0440 F: +1-949-660-0444 sfrese@kns.com	Kulicke & Soffa Industries, Inc. Joseph Elgindy Investor Relations & Strategic Planning P: +1-215-784-7518 F: +1-215-784-6180 jelgindy@kns.com